Exhibit 2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

St.George Bank Limited

We have audited the accompanying balance sheet of St.George Bank Limited (“the Bank”) and the consolidated balance sheet of St.George Bank Limited and its controlled entities (“the Group”) as of September 30, 2008, and the related income statements, statements of cash flows and statements of recognised income and expense for the year ended September 30, 2008. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank and the Group as of September 30, 2008, and the results of their operations and their cash flows for the year ended September 30, 2008, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Sydney, Australia
November 4, 2008

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG international, a Swiss cooperative.